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                                                                    Exhibit 23.6


                          [LETTERHEAD OF KPMG LLP]


                            CONSENT OF KPMG LLP

The Board of Directors
GlobalNet, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of The Titan Corporation filed on or about February 6, 20002, of our report dated March 12, 2001, except as to Notes 13, 15 and 16, which are as of April 9, 2001, with respect to the consolidated balance sheets of GlobalNet, Inc. and subsidiary (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2000 which report appears in the Form 8-K/A of The Titan Corporation filed on January 31, 2002. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

Our report dated March 12, 2001, except as to Notes 13, 15 and 16, which are as of April 9, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has working capital and net capital deficiencies, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                        /s/ KPMG LLP

Chicago, Illinois
February 6, 2002